EXHIBIT 11.1 COMPUTATION OF NET LOSS PER SHARE

                                                                      THREE MONTHS     NINE MONTHS
                                                                         ENDED            ENDED
                                                                      SEPTEMBER 30,   SEPTEMBER 30,
                                                                          1996            1996
                                                                      ------------    -------------
Weighted average common shares outstanding.........................     14,251,413        9,562,138
Net effect of stock options--based on the treasury stock method....                         288,032
                                                                      ------------     ------------
Totals.............................................................     14,251,413        9,850,170
                                                                      ============     ============
Net loss...........................................................   $   (489,922)    $ (4,577,660)
Dividend preference attributable to Series A Convertible Preferred
  Stock (Note 1)...................................................                        (858,000)
Dividends attributable to Series B Exchangeable Preferred Stock
  (Note 2).........................................................                        (347,500)
                                                                      ------------     ------------
Net loss attributable to common shares.............................   $   (489,922)    $ (5,783,160)
                                                                      ============     ============
Net loss per common and common equivalent shares...................   $      (0.03)    $      (0.59)
                                                                      ============     ============
PRO FORMA NET LOSS PER SHARE DATA:
Weighted average common shares outstanding.........................                       9,562,138
Net effect of stock options--based on the treasury stock method....                         288,032
Adjustment to reflect conversion of Series A Convertible Preferred
  Stock as of January 1, 1996......................................                       1,391,727
                                                                                       ------------
Total..............................................................                      11,241,897
                                                                                       ============
Net loss...........................................................                    $ (4,577,660)
Dividends attributable to Series B Exchangeable Preferred Stock....                        (347,500)
                                                                                       ------------
Net loss attributable to common shares.............................                    $ (4,925,160)
                                                                                       ============
Pro forma net loss per common and common equivalent shares.........                    $      (0.44)
                                                                                       ============

---------------
Note 1 -- The dividend preference was eliminated upon conversion of Series A Convertible Preferred Stock into Common Stock upon completion of the Company's initial public offering on June 5, 1996.

Note 2 -- The Series B Exchangeable Stock was redeemed in full on June 5, 1996 using a portion of the net proceeds from the initial public offering.

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